Exhibit 99.5

CONSENT OF STARLETTE JOHNSON

Tastemaker Acquisition Corp. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee, and the filing of this consent as an exhibit to the Registration Statement.

October 2, 2020

By:	/s/ Starlette Johnson
Name:	Starlette Johnson